Exhibit 99.1

Company Contact: Michelle Glenn Vice President of Marketing VendingData™ Corporation 702-733-7195 mglenn@vendingdata.com	or	Investor Contact: Yvonne L. Zappulla Managing Director Wall Street Consultants Corp. 212-681-4108 Yvonne@WallStreetIR.com
William Purton to Resign from VendingData Board of Directors
Purton remains as product development consultant to VendingData

LAS VEGAS, Nevada — (PRNewsWire) — December 22, 2006 — VendingData™ Corporation (AMEX: VNX), announced today that effective December 31, 2006 Bill Purton will resign from the Board of Directors of VendingData. Mr. Purton will work with the company in the area of new product development for the gaming industry through a consulting and advisory agreement with VendingData.
Mr. Purton commented, “The seat on the VendingData board has been a greater administrative burden and has consumed a greater proportion of my time over the past few months than I anticipated at the time I agreed to join the Board in July. In light of these factors I have decided to resign from the Board in order to devote myself to working with the company in the area of new product development for the gaming industry. I have enjoyed my time on the Board and look forward to working with the company as we jointly develop and bring to market products that build on the significant progress we have made over the past eighteen months.”
Jim Crabbe, Chairman of the Board of VendingData commented, “Bill has made many outstanding contributions to the company, both before and after he agreed to join the Board. I speak for the entire Board when I say we enjoyed having Bill involved as a Board member and look forward to continuing to work with him in new product development in the future.”
About VendingData™ Corporation
VendingData™ Corporation is a Las Vegas-based developer, manufacturer and distributor of innovative products for the gaming industry. The company’s products include the DeckChecker™, PokerOne®, the Random Ejection Shuffler™ lines, and the Dolphin Chip product line, which include traditional and high-frequency (13.56 MHz) RFID gaming chips. VendingData™’s newest innovative products include the ChipWasher™ and high-value gaming plaques. Visit the VendingData Web site at www.vendingdata.com.
This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to risks related to any uncertainty surrounding the Company’s recently announced agreements with Elixir Group Limited, including the receipt of the required approval from the Company’s shareholders, the Company’s receipt of the expected benefits of the relationship with Elixir and the related agreements and transactions, changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced, including the recently introduced RFID casino chip and the soon to be introduced ChipWasher™; the Company’s ability to successfully manage and integrate the recently acquired business operations of Dolphin Advanced Technologies Pty Ltd.; the Company’s ability to access additional working capital as and when needed; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and future litigation; regulatory and jurisdictional issues involving VendingData™ Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; and the financial health of the Company’s casino and distributor customers both nationally and internationally. For a discussion of these and other factors, which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward- looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.